Exhibit 99.1

Hecla Reports 12.5 Million Ounces of Silver and 232,685 Ounces of Gold Production in 2017

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--January 10, 2018--Hecla Mining Company (NYSE:HL) today announced preliminary silver and gold production results¹ for the fourth quarter and full year 2017.

2017 HIGHLIGHTS

  Silver production of 12.5 million ounces, the second highest behind the record achieved in 2016, and gold production of 232,685 ounces, the third highest in Company history.
  Silver equivalent production of 40.9 million ounces and gold equivalent production of 554,843 ounces.2
  Lead production of 22,734 tons; zinc production of 55,109 tons.
  Gold production at Casa Berardi highest since its acquisition.
  Cash, cash equivalents and short-term investments of approximately $219 million at December 31, 2017, an increase of about $20 million over December 31, 2016.

“Our mines finished the year strongly, with Greens Creek exceeding our estimates again this year and Casa Berardi and San Sebastian performing at the upper end of our estimates, generating the second highest annual silver production and third highest gold production in our 126-year history,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “Their performance is a result of the focus on increasing throughput, with Greens Creek and Casa Berardi both achieving records. Although annual silver production has declined from 2016 as a result of the strike at the Lucky Friday, two things about 2017 stand out. First, silver production was better than any other year in our history except last year. Second, our cash position increased $20 million, reflecting what a good year it was for Hecla. We are well-positioned for 2018.”

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on average actual prices for each metal in the year as follows: $17.05 for Ag, $1,257 for Au, $1.05 for Pb, and $1.31 for Zn. Guidance calculation based on the following prices: $17.25 for Ag, $1,225 for Au, $1.05 for Pb, and $1.30 for Zn.

Greens Creek

At the Greens Creek mine in 2017, 8.4 million ounces of silver and 50,855 ounces of gold were produced. For the fourth quarter, 2.1 million ounces of silver and 11,565 ounces of gold were produced. Lower silver and gold production, when compared to 2016, was due to the expected lower grades but the silver production still exceeded our estimates. The mill operated at an average of 2,300 tons per day (tpd) in 2017, a record which is about 15% greater than the throughput when we became the operator in 2008.

Lucky Friday

At the Lucky Friday mine, 838,657 ounces and 69,578 ounces of silver were produced for the year and the fourth quarter, respectively. Production in each timeframe is lower as compared to 2016 due to the ongoing strike by unionized employees. Limited production and capital improvements, performed by salaried staff, and limited shipments of concentrate occurred in the fourth quarter. To access the Lucky Friday Labor Negotiations Q&A on the Company’s website, click on the following link http://luckyfriday.hecla-mining.com.

Casa Berardi

At the Casa Berardi mine in 2017, 156,653 ounces of gold were produced, including 37,922 ounces from the East Mine Crown Pillar pit. For the fourth quarter, 43,444 ounces of gold were produced including 12,333 ounces from the East Mine Crown Pillar pit. The mine produced as expected, with an increase of eleven thousand ounces compared to 2016. The mill operated at an average of 3,551 tpd in 2017, 825 tpd more than 2016 and about 1,350 tpd more than at acquisition.

San Sebastian

At the San Sebastian mine in 2017, 3.3 million ounces of silver and 25,177 ounces of gold were produced. For the fourth quarter, 759,100 ounces of silver and 5,955 ounces of gold were produced. Although silver and gold production as compared to 2016 were lower, both still exceeded our estimates for the year. The mill operated at an average of 395 tpd in 2017.

PRODUCTION SUMMARY

	Fourth Quarter Ended			Twelve Months Ended
	December 31, 2017	December 31, 2016		December 31, 2017	December 31, 2016
PRODUCTION			Increase/ (Decrease)			Increase/ (Decrease)
Silver	2,984,786 oz.	3,976,552 oz.	(25)%	12,484,843 oz.	17,177,317 oz.	(27)%
Gold	60,964 oz.	63,150 oz.	(4)%	232,685 oz.	233,929 oz.	0%
Lead[1]	4,308 tons	10,632 tons	(60)%	22,734 tons	42,472 tons	(47)%
Zinc	12,108 tons	18,195 tons	(34)%	55,109 tons	68,516 tons	(20)%
Greens Creek	2,146,223 silver oz.	2,232,855 silver oz.	(4)%	8,351,883 silver oz.	9,253,543 silver oz.	(10)%
Greens Creek	11,565 gold oz.	14,415 gold oz.	(20)%	50,855 gold oz.	53,912 gold oz.	(6)%
Lucky Friday[1]	69,578 silver oz.	874,019 silver oz.	(92)%	838,657 silver oz.	3,596,010 silver oz.	(77)%
Casa Berardi[2]	43,444 gold oz.	41,693 gold oz.	4%	156,653 gold oz.	145,975 gold oz.	7%
San Sebastian	759,100 silver oz.	860,071 silver oz.	(12)%	3,257,738 silver oz.	4,294,123 silver oz.	(24)%
San Sebastian	5,955 gold oz.	7,042 gold oz.	(15)%	25,177 gold oz.	34,042 gold oz.	(26)%

(1)	Union workers at Lucky Friday have been on strike since March 13, 2017. Limited production being carried out by salaried staff.
(2)	Casa Berardi also produced 9,885 ounces of silver in the fourth quarter 2017 and 36,565 ounces of silver in 2017. It also produced 9,607 ounces of silver for fourth quarter 2016 and 33,641 ounces of silver for 2016.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Preliminary Results

All measures of the Company’s fourth quarter and year-end 2017 operating and financial results contained in this news release, including cash, cash equivalents and short-term investments, are preliminary and reflect the Company’s expected results as of the date of this news release. Actual reported fourth quarter and year-end 2017 results are subject to management’s final review as well as review by the Company’s independent registered public accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Cautionary Statements Regarding Forward-Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of silver production for the fourth quarter and year-end 2017 on a consolidated basis and at each of the Greens Creek, Lucky Friday and San Sebastian mines, and fourth quarter and year-end 2017 gold production at Casa Berardi, as well as year-end cash position. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company’s Form 10K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

CONTACT:
Hecla Mining Company
Mike Westerlund, 800-HECLA91 (800-432-5291)
Vice President – Investor Relations
hmc-info@hecla-mining.com
www.hecla-mining.com